Exhibit 10.25

February 18, 2008

VIA FEDEX

Ms. Deborah Lenart

[Address]

Dear Deb:

I am pleased to offer you, contingent on a successful background check, the position of Senior Vice President of the University Strategic Business Unit at Career Education Corporation (“CEC” or the “Company”). Your position will be based in our corporate offices in Hoffman Estates, and you will report to me. This is an important Corporate Officer role and you will be part of our Company’s Executive Leadership Team.

Following are the details of your compensation package:

1.	The base salary for this position is $29.166.66 per month (which equates to an annual salary of $350,000). Your base salary will be reviewed on an annual basis.

2.	A sign-on bonus of $75,000 will be paid within 30 days of the start of your employment provided you commence employment with CEC by March 15, 2008. You will be required to repay the entire sign-on bonus if (a) you voluntarily resign from your employment with the Company prior to the one year anniversary of your commencement of employment without Good Reason (as defined below) or (b) you are terminated for Cause (as defined in the Compensation Plan) prior to the one year anniversary of the commencement of your employment. For purposes hereof, “Good Reason” is defined as a material diminution in duties or responsibilities inconsistent with your position as Senior Vice President of the University Strategic Business Unit.

3.	You will be eligible to participate in the CEC Bonus Program with an annual target opportunity of 50% of base salary earned. Bonuses are typically paid in March of the year subsequent to the year for which they are earned. To be eligible for this annual bonus, you must continue in our employment through December 31 of each bonus year. The company performance element of your bonus (which accounts for 80% of the 50% target) can go up to 200%.

4.	The Company will grant you, subject to approval of the Compensation Committee of the CEC Board of Directors, approximately 30,000 stock options under the terms of its 1998 Employee Incentive Compensation Plan (the “Compensation Plan”) with an exercise price equal to the stock price at the close of business on the grant date. Options granted under this Plan vest at a rate of 25% per year over four years. The grant date for options under this program is generally around mid-March.

Ms. Deborah Lenart

Page Two

February 18, 2008

5.	The Company will grant you, subject to approval of the Compensation Committee of the CEC Board of Directors, approximately 12,000 shares of Restricted Stock under the terms of the Company’s 1998 Employee Incentive Compensation Plan (the “Compensation Plan”). Restricted shares carry both a three-year cliff vest and a performance vesting element subject to the terms of the restricted stock agreement and the Compensation Plan. The grant date for Restricted shares under this program is generally around mid-March.

6.	Within 30 days from the date of hire and subject to the approval of the Compensation Committee of the CEC Board of Directors, the Company will provide you a special, one-time grant of 6,000 options under the terms of its 1998 Employee Incentive Compensation Plan (the “Compensation Plan”) with an exercise price equal to the stock price at the close of business on the grant date. The options will vest 25% per year over four years. The purpose of this special, one-time grant of options is to help offset issued, but unvested, equity from your current employer.

7.	Within 30 days from the date of hire and subject to the approval of the Compensation Committee of the CEC Board of Directors, you will be provided a special Restricted Stock grant of 2,500 shares with a three year cliff and performance vest from the date of the grant. The purpose of this special one-time Restricted grant is to help offset issued, but unvested, equity from your current employer.

8.	All future grants of Stock Options and Restricted Stock are contingent upon formal approval by the Compensation Committee of the CEC Board of Directors.

9.	You will earn vacation at a rate of 20 working days per year.

10.	You will be eligible to participate in the benefit programs available to our employees as soon as you meet the eligibility requirements of each plan. Details of our benefit programs are included in this offer package. Company benefit program eligibility is the first of the month, following or coincident with, 30 days of employment.

11.	During the first twelve (12) months of your employment, in the event of either an involuntary termination by CEC without cause (as defined in the Compensation Plan) or a voluntary resignation for Good Reason (as defined above), you will be eligible to receive severance benefits equal to one (1) year of base salary, and pro-rated target bonus, if earned, based on actual time worked in the position (such bonus to be paid no later than March 15 of the year following termination of employment). If you are a “specified employee” (as described in Section 409A of the Internal Revenue Code) on the date of any such termination, then any severance payment will be delayed until the date that is six months following the date of your “separation from service” (as defined under Section 409A of the Internal Revenue Code).

Ms. Deborah Lenart

Page Three

February 18, 2008

a.	After twelve (12) months of employment, you would be covered under, and subject to, the normal CEC Severance Plan for Executive Level Employees (the “Severance Plan”). Benefits under the Severance Plan currently consist of six months annual base salary, and pro-rated target bonus, if earned, based on actual time worked in the position.

b.	Severance benefits are conditioned upon your execution and non-revocation of a complete release of all claims against the Company in such form as provided by the Company.

c.	Severance benefits are not paid in the event of death, disability, retirement, voluntary resignation without Good Reason or termination for cause.

12.	This letter contains all agreements and supersedes all other agreements, verbal and written, pertaining to your employment with CEC. Employment at the Company is employment at-will and may be terminated at the will of either you or the Company.

Please call me at                          (office) or                          (mobile) if you wish to discuss this offer.

Deb, I am excited about you joining me and the Career Education Corporation team. As we have discussed, our company is at a pivotal point in its history and I know you have the skills and experience to help us make a positive difference.

Sincerely,

Gary E. McCullough

President and Chief Executive Officer

Accepted and Agreed to:

Deborah Lenart	Date

Expected Start Date: , 2008